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                                                              EXHIBIT 12

                            INDIANA GAS COMPANY, INC.
                            AND SUBSIDIARY COMPANIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (In Thousands, Except Ratios)

                                 Twelve Months             Fiscal Year Ended September 30
                             Ended March 31, 1995    1994      1993      1992      1991   1990(1)
                                  (Unaudited)
Earnings:
 Net income                          $29,640      $34,596   $28,534   $25,743   $23,286   $22,257
 Adjustments:
   Income taxes                       15,931       17,977    16,030    12,800    11,665    11,085
   Fixed charges (see below)          16,442       16,986    17,556    15,642    15,482    12,026
Total adjusted earnings              $62,013      $69,559   $62,120   $54,185   $50,433   $45,368


Fixed charges:
 Total interest expense              $15,577      $16,037   $16,640   $14,556   $14,411   $10,955
 Interest component of rents             865          949       916     1,086     1,071     1,071
Total fixed charges                  $16,442      $16,986   $17,556   $15,642   $15,482   $12,026

Ratio of earnings to fixed charges       3.8          4.1       3.5       3.5       3.3       3.8

(1)  Includes consolidation of Richmond Gas Corporation and
  Terre Haute Gas Corporation beginning  August 1990.

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